EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH "[*****]"

THIS AMENDMENT is made this day of June 2015

BETWEEN

(1)
LyondellBasell Services France SAS (successor by assignment of Compagnie Petrochimique de Berre SAS), a company organized under the laws of France, with its principal offices at Chemin Departemental 54, 13130, Berre L'Etang, France (LYB);

(2)	Kraton Polymers France SAS, a company organized under the laws of France with its principal offices at Immeuble Icare, Parc Tertiaire de L'Etang, 13130 Berre L'Etang, France, (KPF); and

(3)	Kraton Polymers Nederland BV, a company incorporated in the Netherlands with its principal office at John M. Keynesplein 10, 1066 EP Amsterdam, The Netherlands (KP Ned BV)
((2) and (3) together Kraton)
((1), (2) or (3) each a Party and together the Parties)
Whereas, the Parties are parties to an agreement made 8 March 2012 specifying their respective rights and obligations with regard to the production of Unhydrogenated Styrenic Block Copolymers (USBC) and other elastomers such as those known under the commercial denominations “Kraton-G” and “Kraton-D” at KPF’s Facility in Berre, France (the Operating Production Agreement);
Whereas the Parties’ intention in entering into this Amendment is to aim at adopting for the production of USBC at the Facility the operating model adopted by the Parties’ affiliates, Kraton Polymers GmbH and Basell Polyolefine GmbH, for the production of USBC at Wesseling, Germany;
Whereas, the Parties have agreed to amend the Operating Production Agreement in the terms of this Agreement to provide the conditions for the debottlenecking of the USBC production capacity at KPF’s Facility in Berre and amend the operating model and cost structure as described in this Amendment;
Whereas, for the sake of clarity, the Parties have agreed to reflect the intended transfer of operating permit provided for in the Amendment by using definitions based on their corporate name instead of “Operator” or “Owner” per the Operating Production Agreement, therefore now respectively LYB and KPF.
IT IS AGREED as follows:

1	Interpretation

1.1	In this Amendment:
Operating Permit means the governmental permit currently held by an affiliate of LYB (namely the “Compagnie Pétrochimique de Berre SAS”) for the operation of the Facility;
RTO shall have the meaning given to that term by clause 4.3;
Scope shall have the meaning given to that term by clause 2.1;
TR1/2 means the parts of the Facility currently used for the production of USBC and known as the TR1/2 units;

TR3KG means the parts of the Facility currently used for the production of Hydrogenated Styrenic Block Copolymers (HSBC).

1.2	Except as specifically provided for in this Amendment, capitalised terms shall have the meanings given to them in the Operating Production Agreement.

1.3	A reference in this Amendment to a clause is a reference to the corresponding clause in this Amendment.

2	Amendment

2.1
This Amendment is an amendment of the Operating Production Agreement made pursuant to paragraph 11 of the Operating Production Agreement. For the sake of clarity, the scope of the Amendment is limited to the production of USBC on TR1/2 and the related cost structure (including an increase in production capacity of TR1/2, the installation of the RTO and an increase in capacity to unload and store isoprene), the transfer of the Operating Permit, and ***.

2.2
This Amendment supersedes any prior agreement or arrangement, including the Operating Production Agreement, regarding the rights and obligations of the Parties in respect of the Scope provided always that, unless specifically varied by the terms of this Amendment, the rights and obligations of the Parties under the Operating Production Agreement are not affected by this Amendment and remain in full force and effect.

2.3
In the event of any contradiction, inconsistency or conflict between the terms of this Amendment and the terms of the Operating Production Agreement with regard to the production of USBC on TR1/2, the terms of this Amendment shall prevail. For the sake of clarity, the rights and obligations of the Parties under the Operating Production Agreement pertaining to the production of products other than USBC produced on TR1/2 units shall remain unaltered.

2.4	Unless otherwise stated, the provisions of this Amendment shall take effect from the date of its execution.

3	Term and Termination

3.1
The provisions of the Operating Production Agreement as amended by this Amendment shall, unless otherwise stated, govern the rights and obligations of the Parties with regard to its Scope from the date of this Amendment, but nothing in this Amendment shall affect or vary any rights or obligations of any Party accrued prior to the date of this Amendment or arising by reason of the act or omission of any Party occurring prior to the date of this Amendment.

3.2	The following provisions shall take effect in substitution for paragraphs 4.2 and 4.3 (Term) of the Operating Production Agreement in their entirety with effect from the date of this Amendment:

4.2
This Agreement shall continue in force from the Commencement Date unless and until terminated by either the Operator [in the Amendment: LYB] or the Owner [in the Amendment: KPF] in accordance with the provisions of paragraphs 4.3 or 4.4 or 4.5.

4.3
Either Party may terminate this Agreement by giving the other Party 18 (eighteen) months’ notice expiring at the end of a calendar month; provided however that (1) no such notice may be given earlier than *** and (2) ***.

3.3
In the event of a termination of the Operating Production Agreement by LYB pursuant to paragraph 4.3 in connection of a shutdown of all, or substantial part, of LYB’s operations at the Site with an effective date of termination on or after ***, LYB shall continue to provide such reasonable support and assistance as KPF may require to enable KPF to continue operations at the Facility until *** in accordance with the terms of the Operating Production Agreement.

3.4
In the event of a termination of the Operating Production Agreement by LYB pursuant to paragraph 4.3 in connection of a shutdown of all, or substantial part, of LYB’s operations at the Site with an effective date of termination on or after 1 January 2024, LYB shall bear, indemnify and hold Kraton harmless against all costs, claims and liabilities arising in connection with the Severance Costs of both the Indirect Employees and the Direct Employees. The provisions of paragraph 4.7 of the Operating Production Agreement as regards the Severance Costs of the Indirect Employees and the Direct Employees shall be deemed to have been modified accordingly.

3.5	***

3.6
In the event of a termination of the Operating Production Agreement by Kraton pursuant to paragraph 4.3 in connection of a shutdown of KPF’s TR1/2 operations at the Site with an effective date of termination on or after 1 January 2024, Kraton shall bear, indemnify and hold LYB harmless against all costs, claims and liabilities arising in connection with the Severance Costs of both the Indirect Employees and the Direct Employees. The provisions of paragraph 4.6 of the Operating Production Agreement as regards the Severance Costs of the Indirect Employees and the Direct Employees shall be deemed to have been modified accordingly.

3.7
In no event shall the allocation of (i) the Demolition Costs, (ii) the Disconnection Costs, (iii) any Environmental Costs per paragraphs 4.6, 4.7, 4.8 and 4.10 of the Operating Production Agreement be altered or modified by this Amendment. For the sake of clarity, the maximum indemnity provided for in paragraph 5.3 below shall not apply to the Demolition Costs, the Disconnection Costs and/or Environmental Costs.

4	Changes to Operations

4.1	Operating Permit
KPF will use all reasonable efforts to procure that the Operating Permit is granted to KPF in the name of KPF with effect from 1 January 2017 and to satisfy any and all conditions required to that effect such as the constitution of a financial guarantee, as may be required under French law. KPF shall initiate and implement all legally required steps, make full and accurate compulsory filings and applications with the relevant public authorities, execute all documents at its own expense and as soon as practically possible after the execution of this Amendment, in order to be granted the Operating Permit. KPF shall keep LYB regularly informed of the status of its contacts with the relevant public authorities with regard to its application for the Operating Permit. KPF shall bear the lead responsibility to obtain the Operating Permit, and LYB shall have the responsibility to provide all reasonable support to KPF that it may require for the grant of the Operating Permit. Each Party shall promptly inform the other if it becomes aware of anything that could result in the process for KPF to obtain the Operating Permit to be delayed or its application for the Operating Permit to be denied.

4.2	TR1/2 Debottleneck
KPF and LYB shall each comply with their obligations pursuant to paragraph 5.6 of the Operation Production Agreement to increase the production capacity of TR1/2 to *** kilotonnes of USBC per annum and each shall use all reasonable endeavours to have the expanded TR1/2 commissioned and operational no later than 1 January 2017. KPF shall design such modification and bear all corresponding costs in accordance with paragraph 5.6 of the Operation Production Agreement.

4.3	Oxidizer and Steam
If LYB cannot accept the quantity of off gas of the Facility after the expansion of TR1/2, KPF will design and bear all corresponding costs for the installation of a Regenerative Thermal Oxidiser unit (RTO) at the Facility. The Parties shall each use all reasonable endeavours to have the RTO commissioned and operational no later than 1 January 2017. LYB shall accept MP steam generated in the RTO in the LYB site steam grid, the metering device being located at the entrance of the grid, upon the same terms and conditions as the terms and conditions applied by LYB to KPF for the supply of LYB-generated MP steam.
LYB shall give Kraton an 18 (eighteen) months advance notice in the event that LYB intends to shut down one, or both, UCB boiler(s).

4.4	Isoprene
LYB shall use all reasonable endeavours to support such modifications to the infrastructure and operations at the Facility as may be necessary to enable Kraton, at Kraton’s cost, to receive, unload and store up to *** kilotonnes of isoprene at the Facility annually. Without limiting LYB’s obligations under the preceding sentence, in the event that such support would impede LYB’s own operations at the Facility, the Parties shall meet and negotiate in good faith to agree on a solution that mitigates the impact on LYB’s operations while enabling Kraton to achieve the same level of use of isoprene at the Facility.

4.5	Investment

The modifications and installations made pursuant to clauses 4.2, 4.3 and 4.4 shall each be treated as an “Investment” as per paragraph 5.6 of the Operating Production Agreement.

5	Service Model and Fees

5.1	With effect from 1 January 2017, the Service Fee shall be adjusted annually according to the following rules:

(a)
The Direct Fixed Component of the Service Fee shall be calculated on the basis of LYB’s incurred actual costs. The Direct Fixed Component is based on the assumption that LYB shall provide the Services for TR1/2 using in total ***.

(b)
The Indirect Component for TR1/2 shall be a fixed lump sum equal to EUR *** per annum exclusive of VAT subject to adjustment in accordance with Exhibit B of the Operating Production Agreement, and will cover all the indirect costs. ***

(c)
The Direct Variable Component of the Service Fee will be based on an “at cost” recharge as when passed through between LYB entities. Recharge shall be invoiced by reference to unit tariffs and quantity consumed.

(d)	The audit rights of KPF under paragraph 17 of the Operating Production Agreement shall apply equally to the calculation of the charges pursuant to this clause 5.1 and 5.3.

5.2
The Parties agree that any variation in the costs resulting in an annual increase or decrease of more than ***% of the total amount recharged under the Indirect Component excluding the effect of indexation or inflation from this increase, shall be transferred by LYB to KPF along with reasonable justifications evidencing the grounds for this annual increase or decrease in addition to any contractually applicable indexation. The aforementioned variation shall be effective for the calendar year which the corresponding changes in costs occurred and shall not be applicable for the following years except in case of where such changes in costs are continuing in the subsequent year. Any claim for variation made pursuant to this clause 5.2 must be made before February 15 of the year following which the relevant changes in costs occurred.

5.3	***

6	Execution

6.1	This Amendment may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

6.2
Transmission by a Party of an electronic copy of an executed counterpart of this Amendment (but for the avoidance of doubt not just a signature page) by e-mail in Portable Document Format (.pdf) shall take effect as delivery of an original executed counterpart. No counterpart shall be effective until each Party has executed at least one counterpart.

7	Governing Law and Disputes
The provisions of paragraphs 15 (Governing Law and Interpretation) of the Operating Production Agreement apply to this Amendment as if references in that provision of the Operating Production Agreement to “this Agreement” were references to “this Amendment”. This Amendment has been executed by the Parties with effect from the date appearing on the first page.

Executed by LyondellBasell
Services France SAS acting by
a duly authorised signatory

Executed by Kraton Polymers France SAS
acting by
a duly authorised signatory

Executed by Kraton Polymers
Nederland BV, acting by
a duly authorised signatory